Notice to Holders of 6.25% Notes due 2016 and 4.125% Exchangeable Bonds due 2014

Portugal Telecom, SGPS, S.A. (“PT”) and Portugal Telecom International Finance B.V. (“PTIF” and, together with PT, the “Issuers”) hereby give notice to the holders of the €400 million 6.25% Notes due 2016 of PT (the “PT Notes”) and the €750 million 4.125% Exchangeable Bonds due 2014 of PTIF (the “Exchangeable Bonds”) of their solicitation of approval by the holders of the PT Notes and Exchangeable Bonds of certain modifications to the Conditions and Trust Deeds applicable to the PT Notes and the Exchangeable Bonds (the “Consent Solicitation”) in connection with the proposed business combination transaction involving PT, Oi S.A. and Telemar Participações S.A.  The proposed modifications (the “Proposals”) are described in a consent solicitation memorandum of the Issuers (the “Consent Solicitation Memorandum”) that is available as set forth below.

The Proposals will be considered and, if approved, passed at meetings to be held on March 3, 2014, starting, in the case of the Exchangeable Bonds, at 10:00 a.m. (London time) at the offices of Clifford Chance LLP, 10 Upper Bank Street, London E14 5JJ, United Kingdom, and, in the case of the PT Notes, at 10:00 a.m. (Lisbon time) at PT’s registered office at Avenida Fontes Pereira de Melo, 40, Lisbon, Portugal.  Subject to the terms and conditions described in the Consent Solicitation Memorandum, noteholders who approve the relevant Proposals by delivering a consent instruction will be eligible to receive a consent fee of, if the consent instruction is received by 5:00 p.m. (London/Lisbon time) on February 21, 2014, 0.40% or, if the consent instruction is received by 5:00 p.m. (London/Lisbon time) on February 26, 2014, 0.15%, in each case, of the aggregate principal amount of notes that are the subject of the consent instruction.

Noteholders may, upon request, obtain copies of the Consent Solicitation Memorandum and all other materials relating to the Consent Solicitation free of charge by contacting the Issuers’ information agent:

105 Madison Avenue

New York, New York 10016

 (212) 929-5500 (Call Collect)

or

Call Toll-Free (800) 322-2885

Email: consentsolicitation@mackenziepartners.com

February 7, 2014